Exhibit 4.51

English Translation

Supplementary Agreement II on Entertainment Marketing Cooperation Agreement

CN: TJKS-OS-2014-089-Supplementary II

This agreement is concluded and signed by the following two parties on March 30, 2015.

Party A: Shanghai Qinhe Internet Technology Software Development Co., Ltd

Party B: Kusheng (Tianjin) Technology Co., Ltd

Whereas, both parties concluded and signed the Entertainment Marketing Cooperation Agreement (Numbered TJKS-OS-2014-089, hereinafter referred to as “Original Contract”) on May 4, 2014, and the Supplementary Agreement on Entertainment Marketing Cooperation Agreement (Numbered TJKS-OS-2014-089-Supplementary, hereinafter referred to as “Supplementary Agreement I”) on September 15, 2014. Now, the two parties hereof, with regard to the modification on the terms of Original Contract and Supplementary Agreement I, reach the supplementary terms as follows by consensus:

1.                 Both parties agree to conduct the following cooperation within the term of cooperation: Party B (Ku6) should provide Party A with the cooperation resources such as master station entrance, second-level domain (is how. ku6. com, i.e. Cooperation Channel), promotion resource etc., and Party A is responsible for setting up the Cooperation Channel (including details, bandwidth, server etc.) and the normal operation of this channel; Party A will share the real-time video broadcast revenue related to the specific sub-channel of the Cooperation Channel with Party B, for details of the specific sub-channel see Annex.

2.                 In consideration of the alteration on the cooperation contents, the two parties confirm that the cooperation based on revenue share model without guaranteed revenue amounts.

The two parties agree to share the real-time video broadcast revenue of the specific sub-channel according to the revenue-sharing clause agreed in Supplementary Agreement I.

3.                 Other terms of Original Contract and Supplementary Agreement I remain unchanged and continue to keep effective. Both parties agree to implement the Original Contract, Supplementary Agreement I and Supplementary Agreement II within the term of cooperation.

4.                 Both parties confirm that if any term of this Supplementary Agreement II is inconsistent with the terms of the Original Contract and Supplementary Agreement I, this Supplementary Agreement II shall prevail.

5.                 This Supplementary Agreement II shall be in four counterparts, with each party holding two counterparts respectively, and each counterpart shall have the same legal effect.

6.                 This Supplementary Agreement II shall come into effect from the date of signature and seal by both Parties, and the effect of this agreement shall be retroactive to January 1, 2015.

Party A:   Shanghai Qinhe Internet Technology Software Development Co., Ltd

(Stamp) [seal]

Party B:   Kusheng (Tianjin) Technology Co., Ltd

(Stamp)[seal]